UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported): June 15, 2011

MEDCATH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

10720 Sikes Place

Charlotte, North Carolina 28277

(Address of principal executive offices, including zip code)

(704) 708-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

ITEM 8.01 Other Events

MedCath Corporation (the “Company”) announced today that it has filed an amended preliminary proxy statement (the “June Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”). In addition to the other matters set forth below, the June Preliminary Proxy Statement was filed in connection with the Company’s annual stockholders’ meeting (the “Annual Meeting”) to be held at 10:00 a.m. Eastern time on July 26, 2011 at the offices of Moore & Van Allen PLLC, 100 N. Tryon Street, Suite 4700, Charlotte, North Carolina 28202. The record date for stockholders eligible to vote at the Annual Meeting will be June 24, 2011. Because the date of the Annual Meeting is more than 30 days from the anniversary of the 2010 annual meeting of stockholders, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, stockholders must comply with the requirements of Rule 14a-8 and the Company’s bylaws and deliver written notice of stockholder proposals for inclusion in the proxy statement for the Annual Meeting no later than the close of business on June 27, 2011 to the Secretary of the Company at its principal executive offices located at 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277 to have proposals included in the proxy statement for the Annual Meeting. Director nominations or other stockholder proposals to be presented at the Annual Meeting, other than Rule 14a-8 proposals must also be submitted no later than the close of business on June 27, 2011 to the Secretary of the Company at its principal executive offices located at 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277. Stockholder proposals that do not comply with the applicable requirements of Rule 14a-8 and other law and the Company’s bylaws may not be presented at the Annual Meeting.

The Company filed a preliminary proxy statement on May 27, 2011 (the “May Preliminary Proxy Statement”) that would have solicited stockholder approval of (i) the sale of the Company’s interest in Arkansas Heart Hospital (the “Arkansas Sale”), (ii) the sale of Heart Hospital of New Mexico’s assets (the “New Mexico Sale”), (iii) the dissolution and liquidation of the Company (the “Dissolution”) and (iv) other proposals related to ongoing corporate governance and executive management compensation (the “Other Matters”). Pursuant to the June Preliminary Proxy Statement, the Board of Directors is soliciting proxies from stockholders to approve the Arkansas Sale, the New Mexico Sale and the Other Matters. Proxies are not being solicited for the Dissolution in response to unsolicited communications from a number of our stockholders who, in the aggregate, hold a significant number of shares of the Company’s common stock.

The Company currently anticipates that it will file one or more additional proxy statements during our fourth fiscal quarter of 2011 to request stockholder approval of the sale of all or substantially all of our remaining assets and of the dissolution of the Company. The Company currently anticipates that its transfer books will remain open until a certificate of dissolution is filed in accordance with the Delaware General Corporation Law. The Company also currently anticipates that a certificate of dissolution would not be filed until (i) the sale of all or substantially all of our remaining assets is approved by the Company’s Board of Directors and stockholders and a substantial portion of, but not necessarily all of, our remaining assets are sold, (ii) the dissolution and liquidation of the Company is approved by the Company’s Board of Directors and stockholders, and (iii) the Company is better able to estimate its potential liabilities, including but not limited to, those liabilities which might arise from the pending ICD Investigation as described in the Company’s filings with the SEC. The Company currently anticipates that following the occurrence of these milestones, our transfer books will close concurrently with the filing of a certificate of dissolution.

The Company currently anticipates that it will disclose in the proxy statement to be filed during our fourth fiscal quarter of 2011 information regarding future liquidating distributions, including factors that could impact the amount or timing of any liquidating distribution(s) and, if available, a range of estimated liquidating distributions. We currently anticipate making a preliminary liquidating distribution of $6.75 per share of our common stock prior to the filing of the certificate of dissolution if the Arkansas Sale and the New Mexico Sale are completed and if stockholders have approved both the sale of all or substantially all of our remaining assets and the liquidation and dissolution of the Company. The distribution will occur after the stockholders have approved the liquidation and dissolution of the Company in order to ensure that the distribution will be treated as a liquidating distribution, taxable only after the stockholders have received distributions in excess of their stock basis, instead of as a dividend which would be fully taxable at a maximum federal income tax rate of 15%. The Board of Directors also intends to consider authorizing additional liquidating distributions prior to the filing of a certificate of dissolution based upon, among other factors, the occurrence of certain milestones, including the Company’s ability to complete sales of its remaining assets and estimate its potential liabilities prior to dissolution. The total amount of liquidating distributions is anticipated to be at least $0.13 per share less than the amount estimated in the May Preliminary Proxy Statement as a result of increased costs that the Company expects to incur in connection with remaining a public company, including the maintenance of its transfer books and costs associated with complying with SEC reporting requirements for an extended period of time. In all events, liquidating distributions, if any, would be made based on the judgment of the Board of Directors and otherwise in accordance with Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: June 15, 2011	By:	/s/ James A. Parker
James A. Parker Executive Vice President and Chief Financial Officer